Provident Financial Services, Inc. Announces Record Fourth Quarter and Full Year Earnings, Declares Increased Quarterly Cash Dividend and Special Cash Dividend.

ISELIN, NJ, February 1, 2019 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $35.8 million, or $0.55 per basic and diluted share for the quarter ended December 31, 2018, compared to net income of $19.5 million, or $0.30 per basic and diluted share for the quarter ended December 31, 2017. For the year ended December 31, 2018, the Company reported net income of $118.4 million, or $1.82 per basic and diluted share, compared to net income of $93.9 million, or $1.46 per basic share and $1.45 per diluted share for 2017.
For the quarter and the year ended December 31, 2018, the Company’s earnings were positively impacted by lower Federal income tax rates, period over period growth in average loans outstanding, growth in both average non-interest and interest bearing deposits and the continued expansion of the net interest margin. The improvement in the net interest margin during these periods was driven by an increase in the yield on earning assets, growth in average non-interest bearing deposits and a less sensitive and lagging cost of funds. Included in both periods was a non-recurring $1.9 million tax benefit stemming from the Company's completion of a cost segregation study that assigned shorter taxable lives to certain fixed assets. This benefit contributed $0.03 per basic and diluted share for both the quarter and year ended December 31, 2018. In addition, the Company realized a $1.6 million, or $0.02 per share, net of tax gain on the sale of Visa Class B common shares in the fourth quarter of 2018.
Chairman, President and Chief Executive Officer Christopher Martin commented: “We achieved record earnings for the quarter, as our net interest margin expanded six basis points, contributing to growth in our net interest income. Expenses reflect investments in data analytics, customer experience and regulatory compliance, yet remain well controlled. Credit quality was strong, and capital levels increased despite $13.0 million of common stock repurchases in the quarter, executed during periods of stock market volatility.” Martin continued, “Our wealth management subsidiary, Beacon Trust Company recently announced its planned acquisition of Tirschwell & Loewy, Inc., a Manhattan-based registered investment adviser with approximately $750 million in assets under management. I am pleased to announce that our Board of Directors has approved an increase in our regular quarterly cash dividend as well as a special cash dividend. These dividend declarations reflect their confidence in our ability to generate strong earnings and profitability metrics, maintain our practice of sensible and measured growth, and our commitment to enhancing stockholder value.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on February 28, 2019 to stockholders of record as of the close of business on February 15, 2019. This dividend is an increase of 9.5% from the prior quarter's regular cash dividend of $0.21 per common share.
Declaration of Special Cash Dividend
The Company’s Board of Directors also declared a special cash dividend of $0.20 per common share payable on February 28, 2019 to stockholders of record as of the close of business on February 15, 2019.
Annual Meeting Date Set
The Annual Meeting of Stockholders will be held on April 25, 2019 at the Renaissance Woodbridge Hotel, Iselin, New Jersey at 10:00 a.m. Eastern Time.  March 1, 2019 has been established as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Balance Sheet Summary
Total assets at December 31, 2018 were $9.73 billion, a $119.5 million decrease from December 31, 2017. The decrease in total assets was primarily due to a $75.1 million decrease in total loans and a $48.2 million decrease in total cash and cash equivalents, partially offset by a $15.3 million increase in total investments.

The Company’s loan portfolio decreased $75.1 million to $7.25 billion at December 31, 2018, from $7.33 billion at December 31, 2017.  For the year ended December 31, 2018, loan originations, including advances on lines of credit, totaled $3.16 billion, compared with $3.70 billion for 2017.  The loan portfolio had net decreases of $64.2 million in multi-family mortgage loans, $50.2 million in commercial loans, $42.9 million in residential mortgage loans and $3.6 million in construction loans, partially offset by a net increase of $128.2 million in commercial mortgage loans.  Commercial real estate, commercial and construction loans represented 78.9% of the total loan portfolio at December 31, 2018, compared to 77.9% at December 31, 2017.
At December 31, 2018, the Company’s unfunded loan commitments totaled $1.49 billion, including commitments of $683.0 million in commercial loans, $425.2 million in construction loans and $144.0 million in commercial mortgage loans. Unfunded loan commitments at September 30, 2018 and December 31, 2017 were $1.60 billion and $1.98 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $973.4 million at December 31, 2018, compared to $1.13 billion and $1.12 billion at September 30, 2018 and December 31, 2017, respectively.
Total investments were $1.61 billion at December 31, 2018, a $15.3 million increase from the balance at December 31, 2017.  This increase was largely due to purchases of mortgage-backed and municipal securities, partially offset by repayments on mortgage-backed securities, maturities of municipal and agency bonds.
Total deposits increased $116.0 million during the year ended December 31, 2018 to $6.83 billion.  Total time deposits increased $115.7 million to $750.5 million at December 31, 2018, while total core deposits, consisting of savings and demand deposit accounts, increased $273,000 to $6.08 billion at December 31, 2018. The increase in time deposits was primarily the result of a 13-month certificate of deposit promotional campaign which provided the Company a lower-cost funding alternative to wholesale borrowings.  The increase in core deposits for the year ended December 31, 2018 was largely attributable to a $38.3 million increase in interest bearing demand deposits and a $28.8 million increase in non-interest bearing demand deposits, partially offset by a $35.7 million decrease in money market deposits and a $31.1 million decrease in savings deposits.  Core deposits represented 89.0% of total deposits at December 31, 2018, compared to 90.5% at December 31, 2017.
Borrowed funds decreased $300.2 million during the year ended December 31, 2018, to $1.44 billion.  The decrease in borrowings for the period was primarily a function of the inflow of lower-cost deposits and lower asset funding requirements.  Borrowed funds represented 14.8% of total assets at December 31, 2018, a decrease from 17.7% at December 31, 2017.
Stockholders’ equity increased $60.3 million during the year ended December 31, 2018, to $1.36 billion, primarily due to net income earned during the year, partially offset by cash dividends paid to stockholders, common stock repurchases and an increase in unrealized losses on available for sale debt securities.  Common stock repurchases for the year ended December 31, 2018, totaled 635,436 shares at an average cost of $23.69 per share. At December 31, 2018, 2.5 million shares remained eligible for repurchase under the current authorization.  Book value per share and tangible book value per share(1) at December 31, 2018 were $20.49 and $14.18, respectively, compared with $19.52 and $13.20, respectively, at December 31, 2017.
Results of Operations
Net Interest Income and Net Interest Margin
For the quarter ended December 31, 2018, net interest income increased $5.4 million to $77.3 million, from $71.9 million for the same period in 2017.  Net interest income for the year ended December 31, 2018 increased $22.5 million, to $300.7 million, from $278.2 million for 2017. The improvement in net interest income for the comparative periods was largely due to growth in average loans outstanding resulting from organic originations and increases in both average interest bearing core deposits and average non-interest bearing demand deposits, combined with period-over-period expansion of the net interest margin.
The Company’s net interest margin for the quarter ended December 31, 2018 increased six basis points to 3.44%, compared with 3.38% for the trailing quarter ended September 30, 2018. The weighted average yield on interest-earning assets increased 12 basis points to 4.19% for the quarter ended December 31, 2018, compared with 4.07% for the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended December 31, 2018 increased seven basis points to 0.97%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended December 31, 2018 increased 10 basis points to 0.70%, compared with 0.60% for the trailing quarter.  The average cost of borrowed funds for the quarter ended December 31, 2018 was 1.99%, compared with 1.93% for the quarter ended September 30, 2018.
The net interest margin increased 19 basis points to 3.44% for the quarter ended December 31, 2018, compared with 3.25% for the quarter ended December 31, 2017. The weighted average yield on interest-earning assets increased 41 basis points to 4.19% for the quarter ended December 31, 2018, compared with 3.78% for the quarter ended December 31, 2017, while the weighted average cost of interest-bearing liabilities increased 29 basis points to 0.97% for the quarter ended December 31, 2018, compared with 0.68% for the fourth quarter of 2017. The average cost of interest-bearing deposits for the quarter ended December 31, 2018 was 0.70%, compared with 0.40% for the same period last year. Average non-interest bearing demand deposits totaled $1.48 billion for the quarter ended December 31, 2018, compared with $1.45 billion for the quarter ended December 31, 2017. The average cost of borrowed funds for the quarter ended December 31, 2018 was 1.99%, compared with 1.63% for the same period last year.
For the year ended December 31, 2018, the net interest margin increased 18 basis points to 3.39%, compared with 3.21% for the year ended December 31, 2017. The weighted average yield on interest-earning assets increased 32 basis points to 4.06% for the year ended December 31, 2018, compared with 3.74% for the year ended December 31, 2017, while the weighted average cost of interest-bearing liabilities increased 19 basis points to 0.86% for the year ended December 31, 2018, compared with 0.67% for the same period in 2017. The average cost of interest-bearing deposits for the year ended December 31, 2018 was 0.58%, compared with 0.37% for the same period last year. Average non-interest bearing demand deposits increased $97.3 million to $1.46 billion for the year ended December 31, 2018, compared with $1.37 billion for the year ended December 31, 2017. The average cost of borrowings for the year ended December 31, 2018 was 1.85%, compared with 1.66% for the same period last year.
Non-Interest Income
Non-interest income totaled $15.6 million for the quarter ended December 31, 2018, an increase of $2.3 million, compared to the quarter ended December 31, 2017. The increase for the quarter was primarily due to a $2.2 million increase in net gains on securities transactions resulting from the Company's sale of Visa Class B common shares, and a $1.1 million increase in fee income, which was largely due to an increase in prepayment fees on commercial loans.  These increases were partially offset by a $560,000 and a $528,000 decrease in other income and income from Bank-owned life insurance ("BOLI"), respectively.  The decrease in other income was due to a $468,000 decrease in net gains recognized on loan sales and a $125,000 decrease in net fees on loan-level interest rate swap transactions.  The decrease in income from BOLI for the quarter ended December 31, 2018, was attributable to lower equity valuations compared to the same period in 2017.
For the year ended December 31, 2018, non-interest income totaled $58.7 million, an increase of $3.0 million, compared to the same period in 2017. Net gains on securities transactions increased $2.2 million for the year ended December 31, 2018, due to the sale of Visa Class B common shares.  Fee income increased $866,000 to $28.1 million, compared to the same period in 2017, largely due to a $287,000 increase in income from non-deposit investment products, a $248,000 increase in loan related fee income and a $238,000 increase in debit card revenue, partially offset by a $126,000 decrease in prepayment fees on commercial loans. Other income increased $775,000 to $4.9 million for the year ended December 31, 2018, primarily due to a $764,000 increase in net fees on loan-level interest rate swap transactions. Also, wealth management income increased $353,000 to $18.0 million for the year ended December 31, 2018, compared to $17.6 million for the same period in 2017, due to increased revenue from investment advisory fees, including revenue from two mutual funds that were established in October 2017. Partially offsetting these increases, income from BOLI decreased $1.2 million to $5.5 million for the year ended December 31, 2018, compared to the same period in 2017, due to a decrease in benefit claims and lower equity valuations.

Non-Interest Expense
For the three months ended December 31, 2018, non-interest expense increased $1.3 million to $49.4 million, compared to $48.1 million for the quarter ended December 31, 2017. Other operating expenses increased $1.8 million to $9.3 million for the three months ended December 31, 2018, compared to $7.5 million for the same period in 2017. This increase was largely due to increases in consulting, legal and examination fees, partially offset by a decrease in loan collection expense. Additionally, data processing expense increased $182,000 to $3.8 million for the three months ended December 31, 2018, compared to $3.6 million for the same period in 2017, principally due to an increase in online and mobile banking expenses. Partially offsetting these increases in non-interest expense, compensation and benefits expense decreased $169,000 to $28.1 million for the three months ended December 31, 2018, compared to $28.3 million for the three months ended December 31, 2017. This decrease was primarily due to a decrease in the accrual for incentive compensation and a decrease in stock-based compensation, partially offset by an increase in salary expense related to annual merit increases.  FDIC insurance expense decreased $260,000 to $562,000 for three months ended December 31, 2018, compared to $822,000 for the same period in 2017, primarily due to a reduction in the insurance assessment rate. Amortization of intangibles decreased $89,000 for the three months ended December 31, 2018, compared with the same period in 2017, as a result of scheduled reductions in amortization.
The Company’s annualized non-interest expense as a percentage of average assets (1) was 2.01% for the quarter ended December 31, 2018, compared with 1.98% for the same period in 2017. The efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income) (1) was 53.10% for the quarter ended December 31, 2018, compared with 56.43% for the same period in 2017.
Non-interest expense for the year ended December 31, 2018 was $191.7 million, an increase of $3.9 million from 2017. Other operating expenses increased $2.3 million to $31.1 million for the year ended December 31, 2018, compared to $28.8 million for the same period in 2017, largely due to increases in consulting, examination and debit card maintenance expenses, partially offset by decreases in loan collection expense and foreclosed real estate expense. Compensation and benefits expense increased $2.1 million to $111.5 million for the year ended December 31, 2018, compared to $109.4 million for the year ended December 31, 2017. This increase was primarily due to additional salary expense related to annual merit increases, combined with increases in severance, stock-based compensation and employee medical expenses, partially offset by a decrease in the accrual for incentive compensation. Data processing costs increased $742,000 to $14.7 million for the year ended December 31, 2018, compared with 2017, due to increases in software maintenance, online and mobile banking expenses. Partially offsetting these increases in non-interest expense, amortization of intangibles decreased $543,000 for the year ended December 31, 2018, compared with 2017, as a result of scheduled reductions in amortization. FDIC insurance expense decreased $405,000 to $3.5 million for year ended December 31, 2018, compared to $3.9 million for the same period in 2017, primarily due to a reduction in the insurance assessment rate. Additionally, net occupancy costs decreased $234,000, to $25.1 million for the year ended December 31, 2018, compared to 2017, primarily due to a decrease in building depreciation.
Asset Quality
The Company’s total non-performing loans at December 31, 2018 were $25.7 million, or 0.35% of total loans, compared with $29.1 million, or 0.40% of total loans at September 30, 2018, and $34.9 million, or 0.48% of total loans at December 31, 2017. The $3.4 million decrease in non-performing loans at December 31, 2018, compared with the trailing quarter, was due to a $2.4 million decrease in non-performing commercial loans, a $610,000 decrease in non-performing residential mortgage loans and a $578,000 decrease in non-performing commercial mortgage loans, partially offset by a $201,000 increase in non-performing consumer loans. At December 31, 2018, impaired loans totaled $52.5 million with related specific reserves of $1.4 million, compared with impaired loans totaling $50.2 million with related specific reserves of $2.9 million at September 30, 2018. At December 31, 2017, impaired loans totaled $52.0 million with related specific reserves of $2.7 million.
At December 31, 2018, the Company’s allowance for loan losses was 0.77% of total loans, compared to 0.75% at September 30, 2018, and 0.82% of total loans at December 31, 2017. The allowance for loan losses decreased $4.6 million to $55.6 million at December 31, 2018, from $60.2 million at December 31, 2017. The

Company recorded provisions for loan losses of $1.8 million and $23.7 million for the quarter and year ended December 31, 2018, respectively, compared with provisions of $1.9 million and $5.6 million for the quarter and year ended December 31, 2017, respectively. For the quarter and year ended December 31, 2018, the Company had net charge-offs of $147,000 and $28.3 million, respectively, compared with net charge-offs of $2.0 million and $7.3 million, respectively, for the same periods in 2017. Net charge-offs for year ended December 31, 2018 included a $14.9 million loss related to a commercial borrower that filed a Chapter 7 petition in bankruptcy on March 27, 2018 for a liquidation of assets.
At December 31, 2018, the Company held $1.6 million of foreclosed residential real estate assets, compared with $6.9 million at December 31, 2017. During the year ended December 31, 2018, there were nine additions to foreclosed assets with an aggregate carrying value of $2.0 million and 20 properties sold with an aggregate carrying value of $7.1 million. Total non-performing assets at December 31, 2018 declined $14.5 million, or 34.8%, to $27.3 million, or 0.28% of total assets, from $41.8 million, or 0.42% of total assets at December 31, 2017.
Income Tax Expense
For the quarter and year ended December 31, 2018, the Company’s income tax expense was $6.0 million and $25.5 million, respectively, compared with $15.7 million and $46.5 million, for the quarter and year ended December 31, 2017, respectively. The Company’s effective tax rates were 14.4% and 17.7% for the quarter and year ended December 31, 2018, respectively, compared with 44.7% and 33.1% for the quarter and year ended December 31, 2017, respectively. The decrease in tax expense and the lower effective tax rates for both the quarter and year ended December 31, 2018, were favorably impacted by the Tax Cuts and Jobs Act (the "Tax Act"), which, effective January 1, 2018, reduced the statutory federal income tax rate from 35% to 21%; and the recognition of a non-recurring $1.9 million tax benefit related to the Company's completion of a cost segregation study that assigned shorter taxable lives to select fixed assets.  The tax rates for 2017 included an additional tax expense of $4.0 million related to the enactment of the Tax Act.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, February 1, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2018. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at www.Provident.Bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset

-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2018 (Unaudited) and December 31, 2017
(Dollars in Thousands)

Assets	December 31, 2018	December 31, 2017
Cash and due from banks	$86,195	$139,557
Short-term investments	56,466	51,277
Total cash and cash equivalents	142,661	190,834
Available for sale debt securities, at fair value	1,063,079	1,037,154
Held to maturity debt securities (fair value of $479,740 and $485,039 at December 31, 2018 and December 31, 2017, respectively)	479,425	477,652
Equity securities, at fair value	635	658
Federal Home Loan Bank Stock	68,813	81,184
Loans	7,250,588	7,325,718
Less allowance for loan losses	55,562	60,195
Net loans	7,195,026	7,265,523
Foreclosed assets, net	1,565	6,864
Banking premises and equipment, net	58,124	63,185
Accrued interest receivable	31,475	29,646
Intangible assets	418,178	420,290
Bank-owned life insurance	193,085	189,525
Other assets	73,703	82,759
Total assets	$9,725,769	$9,845,274

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$5,027,708	$4,996,345
Savings deposits	1,051,922	1,083,012
Certificates of deposit of $100,000 or more	414,848	316,074
Other time deposits	335,644	318,735
Total deposits	6,830,122	6,714,166
Mortgage escrow deposits	25,568	25,933
Borrowed funds	1,442,282	1,742,514
Other liabilities	68,817	64,000
Total liabilities	8,366,789	8,546,613

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,293 shares issued and 66,325,458 shares outstanding at December 31, 2018, and 83,209,293 shares issued and 66,535,017 shares outstanding at December 31, 2017, respectively	832	832
Additional paid-in capital	1,021,533	1,012,908
Retained earnings	651,099	586,132
Accumulated other comprehensive loss	(12,336)	(7,465)
Treasury stock	(272,470)	(259,907)
Unallocated common stock held by the Employee Stock Ownership Plan	(29,678)	(33,839)
Common stock acquired by the Directors’ Deferred Fee Plan	(4,504)	(5,175)
Deferred compensation—Directors’ Deferred Fee Plan	4,504	5,175
Total stockholders’ equity	1,358,980	1,298,661
Total liabilities and stockholders’ equity	$9,725,769	$9,845,274

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months (Unaudited) and Year Ended December 31, 2018 (Unaudited) and 2017
(Dollars in Thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest income:
Real estate secured loans	$56,433	$49,184	$215,231	$189,896
Commercial loans	20,665	19,023	79,371	72,907
Consumer loans	4,961	5,008	19,906	20,301
Available for sale debt securities and Federal Home Loan Bank stock	8,243	6,794	30,981	26,445
Held to maturity debt securities	3,159	3,215	12,606	13,027
Deposits, Federal funds sold and other short-term investments	461	372	1,734	1,270
Total interest income	93,922	83,596	359,829	323,846

Interest expense:
Deposits	9,606	5,348	30,693	19,441
Borrowed funds	6,983	6,348	28,460	26,203
Total interest expense	16,589	11,696	59,153	45,644
Net interest income	77,333	71,900	300,676	278,202
Provision for loan losses	1,800	1,900	23,700	5,600
Net interest income after provision for loan losses	75,533	70,000	276,976	272,602

Non-interest income:
Fees	7,378	6,278	28,084	27,218
Bank-owned life insurance	874	1,402	5,514	6,693
Wealth management income	4,385	4,290	17,957	17,604
Net gain on securities transactions	2,218	10	2,221	57
Other income	761	1,321	4,900	4,125
Total non-interest income	15,616	13,301	58,676	55,697

Non-interest expense:
Compensation and employee benefits	28,098	28,267	111,496	109,353
Net occupancy expense	6,004	6,035	25,056	25,290
Data processing expense	3,802	3,620	14,664	13,922
FDIC Insurance	562	822	3,482	3,887
Amortization of intangibles	502	591	2,127	2,670
Advertising and promotion expense	1,073	1,195	3,836	3,904
Other operating expenses	9,319	7,548	31,074	28,796
Total non-interest expense	49,360	48,078	191,735	187,822
Income before income tax expense	41,789	35,223	143,917	140,477
Income tax expense	6,026	15,740	25,530	46,528
Net income	$35,763	$19,483	$118,387	$93,949

Basic earnings per share	$0.55	$0.30	$1.82	$1.46
Average basic shares outstanding	65,048,753	64,554,617	64,942,886	64,384,851

Diluted earnings per share	$0.55	$0.30	$1.82	$1.45
Average diluted shares outstanding	65,175,345	64,749,297	65,103,097	64,579,222

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
STATEMENTS OF INCOME:
Net interest income	$77,333	$71,900	$300,676	$278,202
Provision for loan losses	1,800	1,900	23,700	5,600
Non-interest income	15,616	13,301	58,676	55,697
Non-interest expense	49,360	48,078	191,735	187,822
Income before income tax expense	41,789	35,223	143,917	140,477
Net income	35,763	19,483	118,387	93,949
Diluted earnings per share	$0.55	$0.30	$1.82	$1.45
Interest rate spread	3.22%	3.10%	3.20%	3.07%
Net interest margin	3.44%	3.25%	3.39%	3.21%

PROFITABILITY:
Annualized return on average assets	1.46%	0.80%	1.22%	0.99%
Annualized return on average equity	10.53%	5.90%	8.93%	7.28%
Annualized return on average tangible equity (1)	15.27%	8.69%	13.07%	10.82%
Annualized core non-interest expense to average assets (1)	2.01%	1.98%	1.97%	1.97%
Efficiency ratio (1)	53.10%	56.43%	53.36%	56.25%

ASSET QUALITY:
Non-accrual loans			$25,690	$34,929
90+ and still accruing			—	—
Non-performing loans			25,690	34,929
Foreclosed assets			1,565	6,864
Non-performing assets			27,255	41,793
Non-performing loans to total loans			0.35%	0.48%
Non-performing assets to total assets			0.28%	0.42%
Allowance for loan losses			$55,562	$60,195
Allowance for loan losses to total non-performing loans			216.28%	172.34%
Allowance for loan losses to total loans			0.77%	0.82%

AVERAGE BALANCE SHEET DATA:
Assets	$9,729,008	$9,618,177	$9,736,449	$9,534,785
Loans, net	7,204,254	7,075,373	7,208,420	6,971,512
Earning assets	8,859,139	8,739,182	8,865,076	8,649,286
Core deposits	6,138,343	6,071,705	6,109,836	5,944,870
Borrowings	1,393,965	1,545,665	1,535,906	1,581,964
Interest-bearing liabilities	6,804,187	6,793,648	6,853,751	6,809,675
Stockholders' equity	1,347,630	1,310,193	1,325,211	1,289,973
Average yield on interest-earning assets	4.19%	3.78%	4.06%	3.74%
Average cost of interest-bearing liabilities	0.97%	0.68%	0.86%	0.67%

LOAN DATA:
Mortgage loans:
Residential			$1,100,009	$1,142,914
Commercial			2,299,417	2,171,174
Multi-family			1,339,800	1,404,005
Construction			388,999	392,580
Total mortgage loans			5,128,225	5,110,673
Commercial loans			1,695,148	1,745,301
Consumer loans			431,428	473,958
Total gross loans			7,254,801	7,329,932
Premium on purchased loans			3,243	4,029
Unearned discounts			(33)	(36)
Net deferred			(7,423)	(8,207)
Total loans			$7,250,588	$7,325,718

(1) Refer to: Notes - Reconciliation of GAAP to Non-GAAP Measures.

Notes - Reconciliation of GAAP to Non-GAAP Financial Measures - (Dollars in Thousands, except share data)

(1) Book and Tangible Book Value per Share
			At December 31,
			2018	2017
Total stockholders' equity			$1,358,980	$1,298,661
Less: total intangible assets			418,178	420,290
Total tangible stockholders' equity			$940,802	$878,371

Shares outstanding			66,325,458	66,535,017

Book value per share (total stockholders' equity/shares outstanding)			$20.49	$19.52
Tangible book value per share (total tangible stockholders' equity/shares outstanding)			$14.18	$13.20

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Total average stockholders' equity	$1,347,630	$1,310,193	$1,325,211	$1,289,973
Less: total average intangible assets	418,501	420,667	419,271	421,628
Total average tangible stockholders' equity	$929,129	$889,526	$905,940	$868,345

Net income	$35,763	$19,483	$118,387	$93,949
Annualized return on average tangible equity (net income/total average stockholders' equity)	15.27%	8.69%	13.07%	10.82%

(3) Annualized Non-Interest Expense to Average Assets
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Total annualized non-interest expense	$195,830	$190,744	$191,735	$187,822
Average assets	9,729,008	9,618,177	9,736,449	9,534,785

Annualized non-interest expense/average assets	2.01%	1.98%	1.97%	1.97%

(4) Efficiency Ratio
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net interest income	$77,333	$71,900	$300,676	$278,202
Non-interest income	15,616	13,301	58,676	55,697
Total income	$92,949	$85,201	$359,352	$333,899

Non-interest expense	$49,360	$48,078	$191,735	$187,822

Efficiency ratio (non-interest expense/total income)	53.10%	56.43%	53.36%	56.25%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Unaudited) (Dollars in Thousands)

	December 31, 2018			September 30, 2018
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$14,253	$81	2.28%	$13,552	$69	2.04%
Federal funds sold and other short-term investments	48,787	380	3.09%	50,600	381	2.97%
Held to maturity debt securities (1)	475,815	3,159	2.66%	473,291	3,149	2.66%
Available for sale debt securities, at fair value	1,049,645	6,962	2.65%	1,049,933	6,577	2.51%
Equity securities, at fair value	700	—	— %	706	—	— %
Federal Home Loan Bank stock	65,685	1,281	7.80%	73,787	1,228	6.66%
Net loans: (2)
Total mortgage loans	5,160,375	56,433	4.31%	5,098,281	54,532	4.22%
Total commercial loans	1,607,528	20,665	5.06%	1,650,039	20,230	4.82%
Total consumer loans	436,351	4,961	4.51%	446,986	5,095	4.52%
Total net loans	7,204,254	82,059	4.49%	7,195,306	79,857	4.38%
Total Interest Earning Assets	$8,859,139	$93,922	4.19%	$8,857,175	$91,261	4.07%

Non-Interest Earning Assets:
Cash and due from banks	92,040			93,082
Other assets	777,829			777,348
Total Assets	$9,729,008			$9,727,605

Interest-Bearing Liabilities:
Demand deposits	$3,608,524	$6,262	0.69%	$3,515,583	5,319	0.60%
Savings deposits	1,050,832	473	0.18%	1,056,382	460	0.17%
Time deposits	750,866	2,871	1.52%	653,641	2,077	1.26%
Total Deposits	5,410,222	9,606	0.70%	5,225,606	7,856	0.60%

Borrowed funds	1,393,965	6,983	1.99%	1,569,176	7,619	1.93%
Total Interest Bearing Liabilities	6,804,187	16,589	0.97%	6,794,782	15,475	0.90%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,478,987			1,495,138
Other non-interest bearing liabilities	98,204			109,340
Total Non-interest Bearing Liabilities	1,577,191			1,604,478
Total Liabilities	8,381,378			8,399,260
Stockholders' equity	1,347,630			1,328,345
Total Liabilities and Stockholders' Equity	$9,729,008			$9,727,605

Net interest income		$77,333			$75,786

Net interest rate spread			3.22%			3.17%
Net interest-earning assets	$2,054,952			$2,062,393

Net interest margin (3)			3.44%			3.38%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.30x			1.30x

(1) Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest rate spread and net interest margin for the previous five quarters.

	12/31/18	9/30/18	6/30/18	03/31/18	12/31/17
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Interest-Earning Assets:
Securities	2.87%	2.75%	2.72%	2.62%	2.49%
Net loans	4.49%	4.38%	4.26%	4.18%	4.08%
Total interest-earning assets	4.19%	4.07%	3.97%	3.89%	3.78%

Interest-Bearing Liabilities:
Total deposits	0.70%	0.60%	0.53%	0.47%	0.40%
Total borrowings	1.99%	1.93%	1.82%	1.70%	1.63%
Total interest-bearing liabilities	0.97%	0.90%	0.82%	0.76%	0.68%

Interest rate spread	3.22%	3.17%	3.15%	3.13%	3.10%
Net interest margin	3.44%	3.38%	3.33%	3.30%	3.25%

Ratio of interest-earning assets to interest-bearing liabilities	1.30x	1.30x	1.29x	1.28x	1.29x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Unaudited) (Dollars in Thousands)

	December 31, 2018			December 31, 2017
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$13,867	$269	1.91%	$19,670	$199	1.00%
Federal funds sold and other short term investments	50,351	1,465	2.92%	51,790	1,071	2.07%
Held to maturity debt securities (1)	472,690	12,606	2.67%	487,616	13,027	2.67%
Available for sale debt securities, at fair value	1,046,701	26,074	2.49%	1,044,116	22,384	2.14%
Equity securities, at fair value	683	—	— %	587	—	— %
Federal Home Loan Bank stock	72,364	4,907	6.78%	73,995	4,061	5.49%
Net loans: (2)
Total mortgage loans	5,108,289	215,231	4.21%	4,838,342	189,896	3.92%
Total commercial loans	1,648,537	79,371	4.81%	1,640,198	72,907	4.44%
Total consumer loans	451,594	19,906	4.41%	492,972	20,301	4.12%
Total net loans	7,208,420	314,508	4.36%	6,971,512	283,104	4.06%
Total Interest Earning Assets	$8,865,076	$359,829	4.06%	$8,649,286	$323,846	3.74%

Non-Interest Earning Assets:
Cash and due from banks	93,601			93,894
Other assets	777,772			791,605
Total Assets	$9,736,449			$9,534,785

Interest-Bearing Liabilities:
Demand deposits	$3,575,306	$20,450	0.57%	$3,477,413	$12,205	0.35%
Savings deposits	1,070,868	1,923	0.18%	1,101,103	2,092	0.19%
Time deposits	671,671	8,320	1.24%	649,195	5,144	0.79%
Total Deposits	5,317,845	30,693	0.58%	5,227,711	19,441	0.37%
Borrowed funds	1,535,906	28,460	1.85%	1,581,964	26,203	1.66%
Total Interest Bearing Liabilities	$6,853,751	59,153	0.86%	$6,809,675	45,644	0.67%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	1,463,662			1,366,354
Other non-interest bearing liabilities	93,825			68,783
Total Non-interest Bearing Liabilities	1,557,487			1,435,137
Total Liabilities	8,411,238			8,244,812
Stockholders' equity	1,325,211			1,289,973
Total Liabilities and Stockholders' Equity	$9,736,449			$9,534,785

Net interest income		$300,676			$278,202

Net interest rate spread			3.20%			3.07%
Net interest-earning assets	$2,011,325			$1,839,611

Net interest margin (3)			3.39%			3.21%
Ratio of interest-earning assets to
total interest-bearing liabilities	1.29x			1.27 x

(1) Average outstanding balance amounts shown are amortized cost.

(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.

(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest rate spread and net interest margin for the previous three years.

	Years Ended
	12/31/18	12/31/17	12/31/16
Interest-Earning Assets:
Securities	2.74%	2.43%	2.24%
Net loans	4.36%	4.06%	3.98%
Total interest-earning assets	4.06%	3.74%	3.64%

Interest-Bearing Liabilities:
Total deposits	0.58%	0.37%	0.33%
Total borrowings	1.85%	1.66%	1.70%
Total interest-bearing liabilities	0.86%	0.67%	0.66%

Interest rate spread	3.20%	3.07%	2.98%
Net interest margin	3.39%	3.21%	3.11%

Ratio of interest-earning assets to interest-bearing liabilities	1.29x	1.27x	1.25x